Exhibit 99.(a)(1)(D)

               NOTICE OF CHANGE IN ELECTION FROM ACCEPT TO REJECT

      If you previously elected to accept Documentum, Inc.'s Offer to Exchange, and you would like to change your election and reject the Offer, you must sign this Notice and return it to Stock Administration at Documentum, Inc. (the "Company"), before 12:00 p.m., Pacific Daylight Time, on June 6, 2001, unless the Offer is extended. This Notice of Change in Election may be sent via your Documentum email account, mail or facsimile. Stock Administration's direct facsimile number at the Company's corporate offices in Pleasanton, California is
(925) 600-6693. If you have questions regarding the process for returning this Notice, please contact Stock Administration at (925) 600-6426 or at optionexchange@documentum.com.

To Documentum, Inc.:

      I previously received a copy of the Offer to Exchange (dated May 7, 2001), the cover letter and Summary of Terms, and an Election Form. I signed and returned the Election Form, in which I elected to accept the Company's Offer to Exchange. I now wish to change that election and reject your Offer to Exchange. I understand that by signing this Notice and delivering it to the Company, I will be able to withdraw my acceptance of the Offer and reject the Offer to Exchange instead. I have read and understand all of the terms and conditions of the Offer to Exchange.

      I understand that in order to reject the Offer, I must sign and deliver this Notice to Stock Administration before 12:00 p.m., Pacific Daylight Time, on June 6, 2001, or if the Company extends the deadline to exchange options, before the extended expiration of the Offer.

      By rejecting the Offer to Exchange, I understand that I will not receive any New Options and I will keep my Eligible Options as listed on my personal Option Report. These options will continue to be governed by the stock option plan these options were granted under and the existing option agreements between the Company and me.

      I have completed and signed the following exactly as my name appears on my original Election Form. By executing this form, the undersigned hereby binds his or her successors, assigns and legal representatives.

I do not accept the offer to exchange options.


                                          Date:
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        Optionee Signature

Name:                                     Identification Number:
     ---------------------------------                          ----------------
        (Please print)

Documentum, Inc. hereby agrees and accepts this Notice of Change in Election from Accept to Reject, and such acceptance shall be binding on the Company's successors, assigns and legal representatives:

DOCUMENTUM, INC.


                                            Date:
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